UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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METROLOGIC INSTRUMENTS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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90 COLES ROAD
BLACKWOOD, NEW JERSEY 08012

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, JUNE 15, 2006

The 2006 Annual Meeting of Shareholders (the “Annual Meeting”) of Metrologic Instruments, Inc., a New Jersey corporation (the “Company”), will be held on Thursday, June 15, at 3:30 p.m., Eastern Daylight Time, at the Company’s corporate offices, located at 90 Coles Road, Blackwood, New Jersey 08012, for the following purposes:

1.     To elect two Class I directors to hold office until the Annual Meeting of Shareholders in 2009.

2.     To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.

3.     To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 21, 2006 as the record date for the Annual Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy in the envelope enclosed for your convenience.

By Order of the Board of Directors,

Janet H. Knowles
Secretary
May 12, 2006

PROXY STATEMENT

METROLOGIC INSTRUMENTS, INC. 90 Coles Road Blackwood, New Jersey 08012	May 12, 2006

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Metrologic Instruments, Inc. (the “Company”) of proxies for the 2006 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 90 Coles Road, Blackwood, New Jersey 08012 at 3:30 p.m., Eastern Daylight Time, on Thursday, June 15, 2006, and any adjournments or postponements thereof. Copies of this Proxy Statement and the accompanying proxy are first being sent to shareholders on or about May 12, 2006.

The entire cost of this proxy solicitation will be borne by the Company. Solicitation may be by mail, telephone or in person. Some of the officers and other employees of the Company may solicit proxies personally and by telephone. Management may also request banks, brokerage firms, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and will reimburse them for expenses incurred by them in connection therewith.

The holders of record of Common Stock of the Company, par value $.01 per share (the “Common Stock”), at the close of business on April 21, 2006 (the “Record Date”) will be entitled to vote on all matters to be voted upon at the Annual Meeting and any adjournments or postponements thereof.

The Company had 22,668,493 shares of Common Stock issued and outstanding on the Record Date. Each share of Common Stock is entitled to one vote per share. The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast at least a majority of the votes at the Annual Meeting will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be counted in determining the presence of a quorum.

Subject to the conditions set forth in the Notice of Annual Meeting accompanying this Proxy Statement, the shares represented by each executed proxy will be voted in accordance with the instructions given. If no instruction is made on an executed proxy, the proxy will be voted:

•       FOR the election of the nominees named thereon to the Board of Directors; and

•       FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2006 fiscal year.

The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Any shareholder giving a proxy has the power to revoke the proxy by filing a written notice of revocation with the Secretary of the Annual Meeting prior to the voting of the proxy or by voting the shares subject to the proxy by written ballot.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

With regard to the ratification of the appointment of the Company’s independent auditors for the 2006 fiscal year, shareholders may cast their votes in favor or against, or may abstain. Abstentions will have the effect of a negative vote, while broker non-votes will have no effect on the outcome of the vote. Shareholders entitled to vote may do so in person or by proxy. The Company may require that any votes cast in person be cast by written ballot.

With regard to the delivery of annual reports and proxy statements, under certain circumstances the Securities and Exchange Commission permits a single set of such documents to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder, however, still receives a separate proxy card. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs as well.

If one set of these documents was sent to your household for the use of all Company shareholders in your household, and one or more of you would prefer to receive your own set, please contact our stock transfer agent, StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, PA 19003, by telephone at (610) 649-7300 or by Internet at www.stocktrans.com.

In addition, (i) if any shareholder who previously consented to householding desires to receive a separate copy of the proxy statement or annual report for each shareholder at his or her same address or (ii) if any shareholder shares an address with another shareholder and both shareholders of such address desire to receive only a single copy of the proxy statement or annual report, then such shareholder should contact his or her bank, broker or other firm in whose name the shares are registered or contact the Company at its principal executive offices.

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes. Directors in each class are elected to serve for a term of three years. The terms are staggered so that approximately one-third of the Board of Directors will stand for election each year. At the Annual Meeting, two persons will be elected to the Board of Directors to serve until the 2009 Annual Meeting of Shareholders or until his successor is elected and qualified.

The persons named in the enclosed proxy will vote for the election of the nominees named below who have consented to act as directors, if elected, unless authority to vote is withheld. In the event that the nominees are unable to serve, the persons named in the proxy will vote for such substitute nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that the nominees named herein will be unable to serve.

Nominees for Terms Expiring in 2009

C. Harry Knowles

Mr. Knowles, 77, is the founder of the Company and has been Chairman of the Board of Directors since the Company’s inception. Mr. Knowles served as Chief Executive Officer from 1985 until June 2004. Mr. Knowles served as President of the Company from its inception through 1982 and from 1985 until February 2000. In addition, Mr. Knowles served as Chief Technical Officer with responsibility for all of the Company’s research and development activities from 1982 to 1985. From 1988 until June 2004, Mr. Knowles also served as a Managing Director of Metrologic Instruments GmbH. Prior to founding the Company, Mr. Knowles was the general manager of Westinghouse Electric Corporation’s integrated circuits division in Elkridge, Maryland. Mr. Knowles is married to Janet H. Knowles, the Vice President, Administration, Treasurer, Secretary and a director of the Company.

Stanton L. Meltzer

Mr. Meltzer, 67, has been a director of the Company since 1987. Mr. Meltzer is a certified public accountant and since 1964 has been a principal in the firm of Gold, Meltzer, Plasky & Wise, a professional corporation of certified public accountants, located in Moorestown, New Jersey. He has chaired conferences, lectured and taught courses to accountants throughout the United States for the American Institute of Certified Public Accountants and other professional organizations.

The foregoing director nominees will be elected by a plurality of votes cast. The Board of Directors recommends a vote “FOR” the election of Mr. Knowles and Mr. Meltzer.

Board of Directors

The following persons are the remaining members of the Board of Directors with terms expiring after 2006:

Richard C. Close

Mr. Close, 63, became a director of the Company in September 1999. Mr. Close was appointed Chairman of the Board of Directors of Adaptive Optics Associates, Inc., a subsidiary of the Company, in April 2006. He is a private investor and also provides consulting and transition management services for companies in connection with merger and acquisition activities. From January 1997 until August 2000, Mr. Close served as President and General Manager of Polaroid Graphics Imaging LLC. Polaroid Graphics Imaging LLC was formerly a division of Polaroid Corporation, and is now a privately owned independent company. Mr. Close served as President and Chief Executive Officer of Computer Identics Corporation from 1993 until 1997. Mr. Close’s current term as a director expires in 2007.

Janet H. Knowles

Mrs. Knowles, 64, was a director of the Company from 1972 to 1984 and has served as a director since 1986. Mrs. Knowles served as Vice President, Administration from 1976 to 1983 and has served in that capacity since 1984, as Treasurer since 1994 and as Secretary since March 2006. Mrs. Knowles also served as Secretary from 1984 until July 2004. Mrs. Knowles is married to C. Harry Knowles, the Chairman of the Board of Directors of the Company. Ms. Knowles’ current term as a director expires in 2008.

John H. Mathias

Mr. Mathias, 59, became a director of the Company in September 1999. Mr. Mathias currently is President of Asia Technologies, LLC, a supplier of components to high tech industries in Southeast Asia and the United States. From 1981 to 2002, he was Chairman and Chief Executive Officer of The JPM Company, a publicly traded company that manufactured wire and cable assemblies at various locations throughout the world. The JPM Company filed a chapter 11 petition in the United States Bankruptcy Court for the District of Delaware on March 1, 2002. Mr. Mathias’ current term as a director expires in 2007.

Hsu Jau Nan

Mr. Hsu, 62, became a director of the Company in September 1999. Mr. Hsu is an owner and managing director of several manufacturing companies in Taiwan, Singapore, and China which, in the aggregate, employ over 5,000 people. From 1973 to 1983, Mr. Hsu was an Engineering Manager for General Electric’s television operations. Mr. Hsu’s current term as a director expires in 2008.

William Rulon-Miller

Mr. Rulon-Miller, 57, became a director of the Company in December 1997. Mr. Rulon-Miller joined Janney Montgomery Scott LLC in 1979 and currently serves as Senior Vice President and Director of Investment Banking. He is a director of The Penn Janney Fund, Inc., and on the Investment Committee of the Co-Investment Fund 2000 and Liberty Venture Partners, all of which are private venture capital organizations. Mr. Rulon-Miller’s current term as a director expires in 2007.

In addition to Janet H. Knowles, the executive officers of the Company are:

Name	Age	Position
Benny A. Noens	58	Chief Executive Officer and President
Kevin J. Bratton	57	Chief Financial Officer
Gregory DiNoia	41	Vice President, The Americas
Dale M. Fischer	65	Vice President, International Sales
Bruce L. Harrison	58	Vice President and General Counsel
Joseph Sawitsky	44	Executive Vice President, Operations
Mark C. Schmidt	36	Executive Vice President, Strategic Initiatives
Jeffrey Yorsz	48	Senior Vice President, Industrial Systems
Frank C. Zirnkilton, Jr.	50	Executive Vice President and Chief Administrative Officer

The Company’s executive officers are elected annually by the Board of Directors following the annual meeting of shareholders and serve at the discretion of the Board of Directors.

Benny A. Noens has served as the Company’s Chief Executive Officer and President since June 2004. Mr. Noens served as the Company’s European Sales Manager from 1991 to 1993 and as Vice President, European Sales from 1994 to March 2004 and was promoted to Senior Vice President, European Sales in March 2004. In addition, Mr. Noens had been Managing Director of Metrologic Instruments GmbH from 1994 until June 2004. From 1980 until 1991, Mr. Noens held several positions with Data General Corporation, including serving in Latin America as Marketing and Distribution Manager. Prior to his employment at Data General, Mr. Noens managed a division of C.T. Janer Co., an import/export company located in Rio de Janiero, Brazil. Mr. Noens has resigned as Chief Executive Officer and President of the Company effective July 1, 2006.

Kevin J. Bratton has served as the Company’s Chief Financial Officer since July 1, 2002. Mr. Bratton was employed as the Chief Financial Officer of The JPM Company, a company that manufactured wire and cable assemblies at various locations throughout the world, from June 2000 through June 2002. The JPM Company filed a Chapter 11 petition in the United States Bankruptcy Court for the District of Delaware on March 1, 2002. From July 1999 to May 2000, Mr. Bratton was the Director of External Reporting at The JPM Company. Prior to joining JPM, Mr. Bratton was a Vice President and Treasurer of IGI, Inc., a manufacturer of poultry biologics and veterinary pharmaceuticals.

Gregory DiNoia has served as the Company’s Vice President, North American Sales since March 2004. In January 2005, he took over responsibility for South America becoming Vice President, The Americas. Mr. DiNoia joined us in 1997 as the Midwest Account Manager and has served as a Strategic Account Manager and was promoted to Director of Strategic Retail & OEM Accounts in January 2001. Prior to joining Metrologic, he held several positions in sales and contract management.

Dale M. Fischer has served as the Company’s Director of International Marketing and Sales from 1990 to 1993 and has served as Vice President, International Sales since 1994. From 1989 to 1990, Mr. Fischer was Chairman of Great Valley Corporation, a worldwide marketing and product development company. From 1967 until 1988, Mr. Fischer held several positions with TRW Electronics Component Group (“TRW”), most recently as International Marketing, Sales and Licensing Director. Mr. Fischer was responsible for marketing and sales of TRW products in more than 50 countries and was responsible for the implementation of a joint venture in Japan and the establishment of seven technology and manufacturing licenses throughout the world.

Bruce L. Harrison has served as the Company’s Vice President and General Counsel since April 2006. Prior to joining the Company, Mr. Harrison was Senior Partner at the law firm of Capehart & Scatchard and was Capehart’s Managing Shareholder from 1991 through 2000. Mr. Harrison has worked with Metrologic for almost 17 years as the Company’s external Counsel in New Jersey.

Janet H. Knowles was a director of the Company from 1972 to 1984 and has served as a director since 1986. Mrs. Knowles served as Vice President, Administration from 1976 to 1983 and has served in that capacity since 1984. Mrs. Knowles has served as Secretary of the Company since March 2006 and as Treasurer since 1994. Mrs. Knowles also served as Secretary from 1984 to July 2004. Mrs. Knowles is the wife of the Chairman of the Board.

Joseph Sawitsky has served as the Company’s Executive Vice President, Operations since April 2006. Mr. Sawitsky served as Vice President, Manufacturing from November 1999 until March 2004 and was then promoted to Senior Vice President, Manufacturing and Operations until April 2006. He joined Metrologic in 1998 as the Production Manager. After serving in the Nuclear Submarine Force, he worked at ICI Composites from 1990 to 1994 and manufactured specialty polymer materials for the aerospace and industrial markets. From 1994 to 1998 he held several positions with Zenith Electronic Corporation making consumer electronic equipment.

Mark C. Schmidt has served as the Company’s Executive Vice President, Strategic Initiatives since April 2006. Mr. Schmidt served as Vice President, Marketing from November 1999 until March 2004 and was then promoted to Senior Vice President, Marketing until April 2006. He has been employed by Metrologic since 1992. During his tenure, Mr. Schmidt has progressed from Optical Engineer to the position of POS Product Manager in 1995, and Marketing Manager in 1997.

Jeffrey Yorsz has served as the Vice President, Industrial Systems since March 2002. In March 2004, he was promoted to Senior Vice President, Industrial Systems. Mr. Yorsz also serves as President and General Manager of Adaptive Optics Associates, Inc., a wholly owned subsidiary of Metrologic Instruments, Inc., since its acquisition in January 2001. He joined AOA as an engineer in 1984 and has held prior positions of Manager of Electrical Engineering and Assistant General Manager of the company.

Frank C. Zirnkilton, Jr. has served as Executive Vice President and Chief Administrative Officer since April 2006. Prior to joining the Company, Mr. Zirnkilton was active as a consultant and a private investor. He served as Vice President and Chief Financial Officer of Arctic Slope Regional Corporation from July 1999 through December 2003. Arctic Slope Regional Corporation has highly diversified operations including: Energy Services, Petroleum Refining & Marketing, Technical Services (primarily technology-focused services for Department of Defense, NASA and other federal government customers), Engineering & Construction and Natural Resource Development. Mr. Zirnkilton has also served as Senior Vice President and Chief Financial Officer of Atlantic Aviation Corporation and in various positions with FMC Corporation in the United States and in the Far East.

Meetings and Committees of the Board of Directors

The Board has determined that five of the Company’s seven directors are independent under the NASDAQ corporate governance rules.

In 2005, the Board of Directors had two standing committees, an Audit Committee and an Incentive Compensation Committee. The Audit Committee was formed in September 1994 at the time of the Company’s initial public offering. The Incentive Compensation Committee was established at the start of 2005 by joining together the already established Compensation and Incentive Committees. The Board of Directors of the Company may also designate certain special committees from time to time. The Company does not have a Nominating Committee. The Board of Directors held 17 meetings in 2005. Each of the directors attended at least 75% of the aggregate of all meetings of the Board and meetings of all committees of which the director was a member, except for Hsu Jau Nan who attended only four of the 17 Board meetings.

In 2005, all of the directors attended the Annual Meeting. Directors are expected to regularly attend Board and committee meetings and to spend the time needed, and meet as frequently as necessary, to properly discharge their responsibilities.

The Incentive Compensation Committee meets periodically to review and evaluate the compensation of the Company’s executive officers, establish guidelines for compensation for the Company’s personnel, and administer the Company’s 1994 Equity Incentive Plan, the 2004 Equity Incentive Plan and Employee Stock Purchase Plan. The Committee members are: Richard C. Close, C. Harry Knowles, Janet H. Knowles, Stanton L. Meltzer and William Rulon-Miller. Stanton Meltzer has been Chair of the Incentive Compensation Committee since the beginning of 2005. The Incentive Compensation Committee held one meeting in 2005.

The Audit Committee currently consists of three members of the Board: John H. Mathias, Stanton L. Meltzer and William Rulon-Miller, Chair, all of whom are independent from the Company and its management, as independence is defined in NASD’s independent director and audit committee listing standards and by the SEC. In accordance with its charter, the Audit Committee (i) appoints the independent accountants for the Company and approves all audit and permissible non-audit related services rendered by such accountants, (ii) meets with the independent accountants and corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial accounting and operating controls and the scope of the audits of the independent accountants, including in the case of the independent accountants, the fees for such services and (iii) reviews and reports on the results of such audits to the Board. The Audit Committee held seven meetings during 2005.

The Company does not currently have a standing nominating committee or a committee performing similar functions. The Board believes that it is appropriate for the Company not to have such a committee because director nominees have historically been selected by the Board or have been continuing directors. In accordance with the Nasdaq Stock Market Marketplace rules, the independent members of the Board recommend director nominees for the Board’s selection. Since the Company does not maintain a standing nominating committee, it has no written charter, but has adopted the nominating policy described below by Board resolution.

The Board does not have minimum qualifications that nominees must meet in order to be considered for the Board. In the fulfillment of their responsibilities to identify and recommend to the Board individuals they deem qualified to become members of the Board, the independent directors will take into account all factors they consider appropriate, which may include business or professional experience, accomplishments, education, understanding of the business and the industry in which the Company operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the independent directors will first consider current members of the Board because they meet the criteria listed above and possess an in depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven very valuable to the Company. All nominees to the Board for this Annual Meeting were recommended for nomination by all of the Company’s independent directors. The Company’s Board unanimously approved all such nominees.

The independent directors will also consider shareholder recommendations for candidates to serve on the Board. In order to provide the independent directors time to evaluate candidates prior to submission to the shareholders for vote at the 2007 Annual Meeting, shareholders desiring to recommend a candidate must submit a recommendation to the Secretary of the Company at the Company’s corporate office by December 31, 2006. The recommendation must contain the following:

•       the name, residence and business address of the nominating shareholder;

•       a representation that the shareholder is a record holder of Company stock or holds Company stock through a broker and the number of shares held;

•       information regarding each nominee which would be required to be included in a proxy statement;

•       a description of any arrangements or understandings between and among the shareholder and each nominee; and

•       the written consent of each nominee to serve as a director, if elected.

Shareholder and Interested Party Communication with the Board of Directors

The Board of Directors provides a process for shareholders and interested parties to send communications to the Board. Shareholders and interested parties may communicate with any of the Company’s directors, any committee chairperson, the non-management directors as a group or the Board by writing to the director, committee chairperson or the Board in care of Metrologic Instruments, Inc., 90 Coles Road, Blackwood, New Jersey 08012. Communications received by the Corporate Secretary for any director are forwarded directly to the director. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the appropriate Committee chairperson, all non-management directors, or all directors.

Metrologic’s Website: www.metrologic.com

The Company’s website address is www.metrologic.com, and access to information on the website is free of charge (except for any Internet provider or telephone charges). We provide access through our website to all SEC filings submitted by us, and provide current information relating to corporate governance. Metrologic has a Code of Business conduct for all employees and directors and a Code of Ethics for Senior Financial Officers. Copies of our Audit Committee Charter and our Code of Ethics, which applies to the Company’s chief executive officer, chief financial officer and other senior officers and other matters impacting our corporate governance program are accessible on our website. Copies of these documents may also be obtained free of charge by contacting Metrologic Instruments, Inc., 90 Coles Road, Blackwood, New Jersey 08012 Attention: Corporate Secretary, telephone (856) 228-8100. We intend to post on our website any amendments to or waivers from our Code of Ethics, which are required to be disclosed by applicable law. Information contained on Metrologic’s website is not part of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Beginning in 2005 the Board joined together the Compensation and Incentive Committees to form one committee. C. Harry Knowles, the Chairman of the Board who retired as the Company’s CEO in June 2004 and his wife, Janet H. Knowles, the Company’s Vice President, Administration and Treasurer, are both members of this new committee.

Compensation of Directors

In 2005, Directors who were not employees of the Company received an annual retainer of $20,000 except for the Chairman of the Board who received an annual retainer of $30,000. All non-employee directors are also reimbursed for expenses incurred in connection with attending Board of Directors and committee meetings.

Prior to July 1, 2005, each non-employee director received a fee of $1,500 for each in-person Board meeting, $1,000 for each in-person committee meeting, and $500 for each telephonic meeting of the Board or committee. Each Committee chair received an additional annual retainer of $2,500 per committee chaired.

On October 3, 2005, the Company approved changes, effective as of July 1, 2005, to the compensation payable to non-employee members of the Board for their services. As of July 1, 2005, committee members were eligible to receive (i) $1,500 for each committee meeting, whether attended in person or via telephone, (ii) $500 for subsequent committee meetings on the same day; (iii) $5,000 to chair a committee and (iv) $1,500 for any day where a substantial portion of the day was spent on committee-related tasks.

All directors are also eligible to receive options under the 2004 Equity Incentive Plan. In February 2006, each director except Benny Noens was granted an option to purchase 17,700 shares of common stock under the 2004 Equity Incentive Plan at an exercise price of $20.16 per share. For these shares, there is a sale restriction as to the minimum price at which the shares underlying the options may be sold of $27.00.

RATIFICATION OF APPOINTMENT OF AUDITORS

Ernst & Young LLP has been selected by the Audit Committee of the Board to continue as the Company’s independent auditors for the fiscal year ending December 31, 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following are fees billed to the Company by Ernst & Young LLP during 2005 and 2004, respectively:

Audit Fees.   Fees for audit services totaled approximately $918,000 in 2005 and $1,146,000 in 2004, including fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q and statutory audits required internationally. Of the audit fees in 2005 and 2004, $300,000 and $468,000, respectively,  was related to work performed in connection with the Company’s Sarbanes-Oxley Section 404 compliance efforts.

Audit Related Fees.   Fees for audit related services totaled approximately $6,000 in 2005 and approximately $9,000 in 2004. Other audit related services principally include accounting consultations.

Tax Fees.   Fees for tax services, including tax compliance, tax advice and tax planning (including expatriate tax services), totaled approximately $168,000 in 2005 and $195,000 in 2004.

All Other Fees.   The aggregated fees billed by our independent auditors for services rendered to us during 2005 and 2004, other than audit, audit-related and tax fees referred to above, were $15,000 and $0, respectively.

100% of the audit related fees, tax fees and all other fees were approved by the Audit Committee.

Pursuant to its Amended and Restated Audit Committee Charter and its Audit and Non-Audit Pre-Approval Policy, adopted on April 23, 2004, the Audit Committee approves all audit and non-audit services to be performed by Ernst & Young LLP prior to its rendering such services. The Committee may delegate its Pre-Approval authority to one or more of its members.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

PERSONS OWNING MORE THAN FIVE PERCENT OF STOCK

The following table describes persons known to have beneficial ownership of more than 5% of the Company’s common stock at March 31, 2006. Our knowledge (except as noted below) is based on reports filed with the Securities and Exchange Commission by each person or entity listed below. Beneficial ownership refers to shares that are held directly or indirectly by the owner. No other classes of stock are outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
C. Harry Knowles 425 E. Linden Street Moorestown, NJ 08057	9,675,412	(1)	42.3%
Janet H. Knowles 425 E. Linden Street Moorestown, NJ 08057	9,675,412	(2)	42.3%
Knowles Science Teaching Foundation 1000 North Church Street Moorestown, NJ 08057	2,397,310	(3)	10.58%
Burgundy Asset Management Ltd. 181 Bay Street Suite 4510 Bay Wellington Tower Toronto, Ontario Canada M5J 2T3	1,973,900	(4)	8.71%

(1)          2,397,310 of these shares are held in the Knowles Science Teaching Foundation, of which Mr. and Mrs. Knowles share voting power and investment power.

(2)          Janet H. Knowles, Vice President, Administration and Treasurer is the wife of C. Harry Knowles and, therefore, may be deemed to have shared voting and investment power with respect to the 9,675,412 shares owned by Mr. Knowles.

(3)          Represents shares of common stock held by the Knowles Science Teaching Foundation. Mr. and Mrs. Knowles share voting power and investment power over these shares. The information provided for the Knowles Science Teaching Foundation is based on a Form 4 filed by it on March 31, 2006.

(4)          Of the aggregate 1,973,900 shares reported as beneficially owned by Burgundy Asset Management, it has both sole voting power and sole dispositive power over all 1,973,900 shares. The information provided for Burgundy Asset Management is based on a Schedule 13G filed by it on February 1, 2006.

SECURITY OWNERSHIP BY MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 31, 2006 by (i) each of the Company’s directors; (ii) each nominee for election as a director; (iii) each executive officer of the Company named in the Summary Compensation Table below; and (iv) all executive officers and directors of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class(1)
Benny A. Noens	105,608	(2)	*
Richard C. Close	29,419	(3)	*
Gregory DiNoia	11,289	(4)	*
Dale M. Fischer	13,841	(5)	*
C. Harry Knowles	9,675,412	(6)	42.3%
Janet H. Knowles	9,675,412	(6)(7)	42.3%
John H. Mathias	20,915	(8)	*
Stanton L. Meltzer	11,915	(9)	*
Hsu Jau Nan	73,415	(10)	*
William Rulon-Miller	16,265	(11)	*
Joseph Sawitsky	16,750	(12)	*
Mark Schmidt	16,935	(13)	*
All executive officers and directors as a group (14 persons)	10,022,764	(14)	43.4%

*                    Less than 1%.

(1)          Unless otherwise indicated, each person has sole voting power with respect to shares shown as beneficially owned by such person. For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of common stock deemed outstanding consists of 22,668,493, plus the number of shares underlying Common Stock options and warrants held by the named person that are exercisable or will become exercisable within 60 days.

(2)          Includes 80,000 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.

(3)          Includes 29,419 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.

(4)          Includes 5,860 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.

(5)          Includes 5,860 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.

(6)          Includes 195,000 shares of Common Stock subject to a warrant that is exercisable, 2,397,310 shares of common stock held by the Knowles Science Teaching Foundation, 494,128 shares held by the C. Harry Knowles Grantor Retained Annuity Trust and 10,830 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.

(7)          Janet H. Knowles, Vice President, Administration and Treasurer is the wife of C. Harry Knowles and, therefore, may be deemed to have shared voting and investment power with respect to the 9,675,412 shares owned by Mr. Knowles.

(8)          Includes 19,415 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.

(9)          Includes 5,415 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.

(10)   Includes 49,415 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.

(11)   Includes 8,165 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.

(12)   Includes 16,750 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.

(13)   Includes 13,750 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.

(14)   Includes 275,879 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days and 195,000 shares of Common Stock subject to a warrant that is currently exercisable.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2005

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,714,553	11.73	889,500
Equity compensation plans not approved by security holders	—	—	—
Total	1,714,553	11.73	889,500

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table summarizes the compensation earned for services rendered during each of the last three fiscal years with respect to the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

							Long-Term
							Compensation
		Annual Compensation					Awards
					Other		Securities
Principal	Fiscal				Annual		Underlying	All Other
Position	Year	Salary($)		Bonus($)	Compensation		Options(#)	Compensation ($)(1)
Benny A. Noens(2)	2005	300,000		—	29,544	(5)	—	$8,500	(3)
Chief Executive Officer	2004	233,545	(4)	380,414	8,300	(5)	300,000	7,380	(3)
and President	2003	170,000		442,845	9,636	(5)	—	7,240	(3)
C. Harry Knowles	2005	180,384		—	—		—	5,809
Chairman of the Board	2004	350,000	(7)	—	—		7,500	7,380
and Former Chief Executive Officer	2003	350,000		—	—		—	6,666
Gregory DiNoia	2005	159,807		214,679	6,242	(6)	20,000	5,184
Vice President,	2004	139,000		130,013	—		—	4,770
The Americas	2003	90,000		97,192	—		—	4,680
Dale M. Fischer	2005	160,000		130,615	—		20,000	7,621
Vice President,	2004	160,000		174,861	—		—	7,380
International Sales	2003	160,000		135,851	—		—	7,294
Jeffrey Yorsz	2005	185,000		109,369	—		35,000	6,355
Senior Vice President,	2004	170,000		71,528	—		—	5,869
Industrial Systems and President and General	2003	160,000		80,937	—		—	6,876
Manager, Adaptive
Optics Associates, Inc.
Mark Schmidt	2005	188,000		58,900	—		35,000	6,977
Executive Vice President,	2004	180,000		79,000	—		—	7,380
Strategic Initiatives	2003	140,000		100,000	—		—	6,860
Joseph Sawitsky	2005	185,000		58,900	—		35,000	6,700
Executive Vice President,	2004	180,000		79,900	—		—	6,767
Operations	2003	140,000		100,000	—		—	6,639

(1)          Represents the Company’s contributions to the Company’s profit sharing plan, including employer 401(k) matching contributions, on behalf of each executive officer.

(2)          Mr. Noens has resigned as Chief Executive Officer and President effective July 1, 2006.

(3)          The Company also provided Mr. Noens with the use of a Company-leased vehicle and paid tax return preparation fees in 2003, 2004 and 2005. In 2004, after Mr. Noens was named Chief Executive Officer, the Company paid legal expenses in connection with the review of Mr. Noens’ employment agreement by his legal counsel. Mr. Noens’ employment agreement provides for the Company to purchase airline tickets for one trip per month between Mr. Noens ‘ residence in Florida and the Company’s Offices.

(4)          In July 2004, Mr. Noens was named Chief Executive Officer and President of the Company.

(5)          Mr. Noens’ other annual compensation includes certain housing costs incurred by the Company on behalf of Mr. Noens. In addition, the Company had a tax equalization agreement with Mr. Noens. There was no net expense pursuant to this agreement in 2003 and 2004. The final computations for 2005 have not yet been completed.

(6)          Mr. DiNoia’s other annual compensation includes certain relocation costs incurred by the Company on behalf of Mr. DiNoia.

(7)          In July 2004, Mr. Knowles retired as Chief Executive Officer.

Stock Option Grants

The following table sets forth information concerning options to purchase shares of Common Stock granted pursuant to the Company’s Incentive Plan during the year ended December 31, 2005 to each of the executive officers of the Company named in the Summary Compensation Table.

Individual Grants
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees During 2005	Exercise Price ($/share)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5% ($)	10% ($)
Benny Noens	—		—	—	—	—	—
C. Harry Knowles	—		—	—	—	—	—
Gregory DiNoia	20,000	(1)	3.5%	20.10	1/5/2015	252,816	640,684
Dale M. Fischer	20,000	(1)	3.5%	20.10	1/5/2015	252,816	640,684
Jeffrey Yorsz	35,000	(1)	6.1%	20.10	1/5/2015	442,427	1,121,198
Joseph Sawitsky	35,000	(1)	6.1%	20.10	1/5/2015	442,427	1,121,198
Mark Schmidt	35,000	(1)	6.1%	20.10	1/5/2015	442,427	1,121,198

(1)          Options are exercisable as follows subject to certain conditions: 25% each January 5, 2006, 2007, 2008 and 2009. Options expire ten years from date of grant.

Fiscal Year End Option Information

The following table sets forth information with respect to the number of shares covered by exercisable and unexercisable options held by the Named Executive Officers of the Company on December 31, 2005 and the value of such unexercised options on December 31, 2005.

AGGREGATE OPTION EXERCISES AT DECEMBER 31, 2005

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired on	Value	Options at 12/31/05 (#)		Options at 12/31/05($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Benny A. Noens	81,000	$1,475,217	132,001	191,999	$378,564	$461,155
C. Harry Knowles	—	—	1,875	5,625	—	—
Gregory DiNoia	4,000	61,754	8,000	26,000	142,240	106,680
Dale M. Fischer	36,534	525,032	—	27,200	—	128,016
Jeffrey Yorsz	25,000	430,575	30,000	35,000	533,400	—
Joseph Sawitsky	25,000	485,911	33,000	53,000	586,740	320,040
Mark Schmidt	57,000	744,944	—	47,000	—	213,360

(1)          Options are in-the-money if the market value of the shares covered thereby is greater than the option’s exercise price. Calculated based on the fair market value at December 31, 2005 of $19.26 per share, less the exercise price.

EMPLOYMENT CONTRACTS

C. Harry Knowles retired from his position as Chief Executive Officer on July 1, 2004, but remains as Chairman of the Board of Directors. The following terms were approved by the Board of Directors in connection with Mr. Knowles’ retirement from the Company commencing July 1, 2004 and continuing for one year. The terms for Janet H. Knowles’ will commence on the day following her retirement.

	C. Harry Knowles	Janet H. Knowles
Salary	2004 Base Salary of $350,000	2005 Base Salary of $52,000
Health, Dental, AD&D and Disability Benefits	Continue coverage at current levels; premiums to be paid by the Company	Continue coverage at current levels; premiums to be paid by the Company
Life Insurance	Continue coverage at current levels; premiums to be paid by the Company	Continue coverage at current levels; premiums to be paid by the Company
Long Term Disability	Continue coverage at current levels; premiums to be paid by the Company	Continue coverage at current levels; premiums to be paid by the Company
Automobile	Current car to be purchased by the Knowles for an amount equal to the balance of loan payments due.
Equipment	All equipment to be retained until replacement equipment can be purchased by each of C. Harry Knowles and Janet H. Knowles
Telephone	All telephone lines paid for by the Company, including cell phones to be continued for one year.
Credit Cards	All credit cards to be retained for one year by C. Harry Knowles and Janet H. Knowles subject to the Company’s expense reimbursement policies.

On July 1, 2004, the Company entered into an employment contract with Benny Noens, Chief Executive Officer, President and a member of the Board of Directors of the Company. The terms and conditions of this contract provide that Mr. Noens is to receive an annual base salary of $300,000 for the year ended December 31, 2005. The initial term of this Agreement is through June 30, 2007, however the terms of the contract provide for a single one-year renewal period.

Mr. Noens’ employment contract provides for a severance payment of an amount equal to 12 months of his base salary in the event he terminates his employment for “Good Reason” (diminution in the executive’s responsibilities by the Company or failure of the Company to pay the executive his compensation) or if his employment terminates for any reason upon the expiration and non-renewal of the Agreement or if the Company terminates him without cause.

On April 20, 2006, the Company announced that Mr. Noens had resigned as a member of the Board of Directors and would resign from his positions as Chief Executive Officer and President effective July 1, 2006. Such resignation is a termination for Good Reason, as defined in Mr. Noens Employment

Agreement. In connection with such departure, the Company and Mr. Noens have entered into a Separation Agreement and General Release (the “Separation Agreement”). The Separation Agreement was executed by Mr. Noens on April 27, 2006, and will become effective at the end of a seven-day revocation period.

Pursuant to the Separation Agreement, Mr. Noens employment with the Company will end on September 15, 2006 and he will receive compensation and benefits through such date in accordance with past practices. Thereafter, the Company will provide the following compensation and benefits to Mr. Noens:

•  annual compensation of $300,000 per year until June 30, 2007;

•  one-quarter of the incentive compensation to which Mr. Noens would have otherwise been entitled for the full calendar year of 2006, in accordance with the incentive compensation guidelines previously established by the Board of Directors, with such incentive compensation to be paid, if any, by March 15, 2007;

•  payment for any accrued and unused vacation and personal days, and business expense reimbursement in accordance with the Company’s policies and procedures; and

•  rental payments through July 2006 and relocation expenses.

Pursuant to the Separation Agreement, Mr. Noens executed a release and waiver of claims against the Company and provided non-compete and non-solicitation covenants to the Company for a three-year period following September 15, 2006.

REPORT OF THE INCENTIVE COMPENSATION COMMITTEE
REGARDING EXECUTIVE COMPENSATION

Compensation Policies

The Company operates in a competitive and high technology business environment. The goals of the Company’s executive compensation program are to:

•       motivate executives to achieve the Company’s business and technical objectives in this environment;

•       reward them for their achievement;

•       foster teamwork; and

•       attract and retain executive officers who contribute to the overall success of the Company.

In establishing executive compensation levels, the Incentive Compensation Committee is guided by a number of considerations. The Incentive Compensation Committee evaluates each officer’s individual performance using certain criteria, including an evaluation of each officer’s attainment of predetermined sales targets or other goals, initiative, contribution to overall corporate performance and managerial ability. No specific numerical weight is given to any of the above-noted performance criteria. In making its evaluations, the Incentive Compensation Committee consults on an informal basis with other members of the Board of Directors and, with respect to officers other than the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer.

Another consideration which affects the Incentive Compensation Committee’s decisions regarding executive compensation is the high demand for well-qualified personnel in the high technology industry. Given such demand, the Incentive Compensation Committee strives to maintain compensation levels which are competitive with the compensation of other executives at similarly situated companies in the industry. To that end, the Incentive Compensation Committee seeks to provide compensation comparable to that offered by other leading high technology companies of comparable size. The Incentive

Compensation Committee reviews proxy statements and other publicly available information of its competitors, many of which appear in the Hemscott Index. The Incentive Compensation Committee, when establishing executive compensation levels, considers many factors including the Company’s corporate performance relative to its competitors.

Another factor which affects compensation levels is the Incentive Compensation Committee’s belief that stock ownership by management is beneficial in aligning management’s and shareholders’ interests in the enhancement of shareholder value.

Compensation Components

The Company’s executive compensation packages generally include three components: base salary; a discretionary annual cash bonus; and stock options. The Incentive Compensation Committee generally reviews and establishes the base salary and bonus of each executive officer at the end of each year.

Base Salary

The Incentive Compensation Committee seeks to establish base salaries which are competitive for each position and level of responsibility with those of executive officers at various other high technology companies of comparable size.

Cash Bonus

The Incentive Compensation Committee believes that cash bonuses are useful on a case by case basis to motivate and reward executive officers. Bonuses for executive officers responsible for sales activities are based on the amount by which the prior year’s sales for such executive officer’s area of responsibility exceeded pre-determined sales targets for such area. The Chief Executive Officer is eligible to receive an annual incentive compensation cash award that is based on a formula with respect to the Company’s actual consolidated net income as compared with the Company’s budgeted net income as set forth in his employment contract which was entered into on July 1, 2004 and was filed as Exhibit 10.1 to the Company’s Form 8-K/A dated November 16, 2004. For other executive officers, the cash bonus amounts are based on the Incentive Compensation Committee’s judgment as to such executive officer’s individual performance and contribution to the Company’s strategic objectives.

Stock Options

Grants of stock options under the Company’s stock option plans are designed to promote the identity of the long-term interests between the Company’s executives and its shareholders and to assist in the retention of executives.

When granting stock options, the Incentive Compensation Committee considers the relative performance and contributions of each officer compared to that of other officers within the Company with similar levels of responsibility. The Incentive Compensation Committee may review the prior level of grants and awards to the executive officers and to other members of senior management, including the number of shares which continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers during any given year. Stock options are granted at the market price on the date of grant and are subject to certain conditions.

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to executives is not deductible unless it is performance-based compensation and satisfies the conditions of the available exemption. Base salary does not qualify as performance-based compensation for purposes of Section 162(m), while variable compensation and option grants made to the Chief Executive Officer and other executive officers named in the Summary Compensation Table are designed to qualify as performance-based compensation under Section 162(m). No nondeductible compensation was paid in 2005. The Committee intends to continue to consider the impact of Section 162(m) on Metrologic’s compensation program, but reserves the right to pay nondeductible compensation in the future if it determines that it is appropriate to do so.

Chief Executive Officer Compensation

As provided under his employment contract, Mr. Noens received a base salary of $300,000 for 2005. The contract provides for Mr. Noens’ base salary amount to be reviewed at least annually by the Incentive Compensation Committee for a possible increase based on Mr. Noens performance and the performance of the Company.

The Chief Executive Officer is eligible to receive an annual incentive compensation cash award that is based on a formula with respect to the Company’s actual consolidated net income as compared with the Company’s budgeted net income as set forth in his employment contract. For the year 2005, Mr. Noens did not receive a cash award.

This report of the Incentive Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Securities Exchange Act of 1934 and shall not be deemed soliciting material.

Respectfully submitted,
Incentive Compensation Committee
Richard C. Close
C. Harry Knowles
Janet H. Knowles
Stanton L. Meltzer
William Rulon-Miller

[THE REMAINDER OF THIS PAGE HAS INTENTINALLY BEEN LEFT BLANK]

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2005 with management including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and received by the Audit Committee from the Company’s independent auditors. The Audit Committee also has considered whether the independent auditors’ provision of services other than audit related services to the Company is compatible with the auditors’ independence.

Based on reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee’s recommendation was considered and approved by the Board of Directors.

The Audit Committee has considered whether Ernst & Young LLP’s provision of services other than professional services rendered for the audit and review of the Company’s annual financial statements is compatible with maintaining Ernst & Young LLP’s independence, and has determined that it is so compatible.

Audit Committee Financial Expert

The Securities and Exchange Commission promulgated rules requiring public companies to disclose whether they have an audit committee financial expert. These rules are effective for Metrologic, and Mr. Stanton L. Meltzer has been designated by the Board as the Audit Committee Financial Expert. Mr. Meltzer is independent, as defined under NASD’s independent director and audit committee listing standards and by the SEC.

Audit Committee
John H. Mathias
Stanton L. Meltzer
William Rulon-Miller

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total return on the Company’s common stock for the last five years with the cumulative total return on the S&P Composite 500 Stock Index and the Hemscott (formerly CoreData) Industry Group 815-Computer Peripherals (“Hemscott Index”), over the same period. Metrologic has chosen the Hemscott Index for comparative purposes because it contains the Company’s closest competitors and presents the most accurate comparison of stock performance in the Company’s industry over the time period presented. The shareholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or of any particular index.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG METROLOGIC INSTRUMENTS, INC.
S&P 500 INDEX AND HEMSCOTT GROUP INDEX

ASSUMES $100 INVESTED ON JAN. 1, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2005

OTHER MATTERS

Management does not know of any matters other than those referred to in this Proxy Statement that may come before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (“10% owners”) to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file. All officers, directors and 10% owners timely filed all reports for transactions required by Section 16(a) of the Securities Exchange Act of 1934.

SHAREHOLDER PROPOSALS

In order to bring business before a shareholders’ annual meeting, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company, (iii) the reason for the proposal and (iv) their financial interest in the Company. If a shareholder wishes to present a proposal at the 2007 Annual Meeting of Shareholders, the proposal must comply with the Company’s Amended and Restated Certificate of Incorporation and must be received by the Company no later than May 8, 2007 nor sooner than March 16, 2007. In addition, any shareholder proposal intended for inclusion in the proxy material for the 2007 Annual Meeting of Shareholders must also be received in writing by the Company within a reasonable amount of time. The inclusion of any proposal in the proxy material will be subject to the applicable rules of the Commission. If any shareholder wishes to present a proposal to the 2006 Annual Meeting of Shareholders that is not included in the Company’s proxy statement for that meeting and fails to submit that proposal to the Secretary of the Company within a reasonable amount of time, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in its proxy statement.

FORM 10-K

Portions of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 are incorporated by reference into this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 is being delivered to shareholders with this Proxy Statement.

By Order of the Board of Directors,

Janet H. Knowles
Secretary

METROLOGIC INSTRUMENTS, INC.

The undersigned hereby appoints William Rulon-Miller and John H. Mathias the proxies of the undersigned (each with power to act alone and with power of substitution and with discretionary authority to vote as designated on the reverse side) to represent and vote at the Annual Meeting of Shareholders of Metrologic Instruments, Inc. to be held at the Company’s corporate headquarters located at 90 Coles Road, Blackwood, New Jersey 08012 on June 15, 2006 at 3:30 P.M., or at any adjournments or postponements thereof, the shares of stock of the Company which the undersigned would be entitled to vote if then personally present, as indicated herein, and in their discretion upon such other business as may come before the Annual Meeting, all as get forth in the notice of the meeting and in the proxy statement furnished herewith.

This proxy is solicited by the Board of Directors. The Board recommends a vote FOR the directors nominated and FOR the ratification of Ernst & Young LLP as the Company’s independent auditors auditors for fiscal 2006.

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE OR, IF NO SPECIFICATIONS ARE MADE, THEY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NOMINATED AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2006.

(PLEASE FILL IN, SIGN AND DATE ON REVERSE SIDE)

☒               Please mark your votes as in this example.

1.                  Election of C. Harry Knowles as director with term expiring in 2009.

☐ FOR	☐ WITHHELD

Election of Stanton L. Meltzer as director with term expiring in 2009.

☐ FOR	☐ WITHHELD

2.                  Ratification of Ernst & Young LLP as independent auditors.

☐ FOR	☐ AGAINST	☐ ABSTAIN

SIGNATURE (S)	DATE	, 2006
SIGNATURE (S)	DATE	, 2006

NOTE:                  Please sign exactly as name appears herein. Joint owners should each sign. When signing as a corporate officer, attorney, executor, administrator, trustee or guardian, please give full title as such.